Exhibit 99.1

FOR RELEASE: Immediately

Contact:
Richard K. Arter	Investor Relations	941-362-1200
Tricia Fulton	Chief Financial Officer	941-362-1200

Sun Hydraulics Corporation Reports 2nd Quarter Sales of $21.6 Million

SARASOTA, FLA, August 3, 2009 – Sun Hydraulics Corporation (NASDAQ: SNHY) today reported financial results for the second quarter 2009 as follows:

(Dollars in millions except net income per share)

	June 27, 2009		June 28 2008	Decrease
Three Months Ended
Net Sales		$21.6	$51.6	-58%
Net Income	-$	0.5	$8.9	-106%
Net Income (Loss) per share:
Basic	-$	0.03	$0.54	-106%
Diluted	-$	0.03	$0.54	-106%

Six Months Ended
Net Sales		$46.8	$100.6	-53%
Net Income		$0.0	$16.6	-100%
Net Income per share:
Basic		$0.00	$1.00	-100%
Fully Diluted		$0.00	$1.00	-100%

“Second quarter results were consistent with our expectations,” commented Allen Carlson, Sun’s president and CEO. “Despite the 53% drop in sales for the first half of the year, we are operating at breakeven and generating strong cash flow. Our order rates remain stable and we believe we have seen the bottom of the cycle. We are continuing to invest for the future while maintaining our workforce readiness in preparation for the upturn.”

“In June, Sun initiated rolling furloughs for the production workforce and a 3% salary reduction for non-production personnel,” Carlson offered. “The furloughs allow us to balance our capacity with current business levels without compromising our ability to respond when demand increases. While we expect to see some cost benefit in the third quarter, keeping our workforce intact is our primary goal. Under the furlough model, it is relatively simple to return to normal work schedules as demand recovers.”

“Customers have continued to expedite orders throughout the second quarter,” Carlson continued. “Sun’s North American distributor inventory decreased 18% from the beginning of the year as distributors and customers remain reluctant to add inventory. However, the expedite activity and decreasing distributor inventory leads us to believe that we are getting closer to seeing actual customer demand levels.”

“Thanks to our strong financial position and ability to generate cash, we have continued to invest in our facilities and people, while, at the same time, making Sun an attractive investment for shareholders. In June, we purchased land that now gives us 27 contiguous acres which includes one of our existing facilities, and we installed a new heat treat furnace that enhances capacity and improves the quality of our products. Since the end of the first quarter, more than 100 employees have been engaged in manufacturing training initiatives offered by the state of Florida. Sun is not sitting idle for the recession to be over. We are investing and preparing for the next cycle.”

Concluding, Carlson said, “The actions we have taken and our strong financial position provides us flexibility to manage the business regardless of future demand. However, we are very encouraged by the strong uptick in the Purchasing Managers Index that came out earlier today. This index has historically been a leading indicator and has shown seven months of upward momentum. The portion of the index that represents production has been above 50, indicating a growth phase, for the last two months. These external indices coupled with stable internal order rates and decreased distributor inventory, leads us to believe the economy is in the early stages of recovery. When it does, Sun is ideally positioned to respond to customer demand with superior product and service performance. And as we have consistently stated, market share gains are made in the beginning phases of the business cycle.”

Outlook

Third quarter 2009 revenues are expected to be in the range of $22 to $23 million, 50% below the third quarter of 2008. Earnings are expected to be around breakeven compared to $0.40 in the same period a year ago.

Webcast

Sun Hydraulics Corporation will broadcast its Q2 financial results conference call live over the Internet at 9:00 A.M. E.T. tomorrow, August 4, 2009. To listen to the webcast, go to http://investor.sunhydraulics.com/eventdetail.cfm?eventid=70665.

Webcast Q&A

If an individual wishes to ask questions directly during the webcast, the conference call may be accessed by dialing 1-888-401-4685. Questions also may be submitted to the Company via email at investor@sunhydraulics.com. Sun management will then answer these and other questions during the Company’s webcast. A copy of this earnings release is posted on the Investor Relations page of our website under “Press Releases.”

Sun Hydraulics Corporation is a leading designer and manufacturer of high performance screw-in hydraulic cartridge valves and manifolds for worldwide industrial and mobile markets. For more information about Sun, please visit our website at www.sunhydraulics.com.

FORWARD-LOOKING INFORMATION

Certain oral statements made by management from time to time and certain statements contained herein that are not historical facts are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934 and, because such statements involve risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Forward-looking statements, including those in Management’s Discussion and Analysis of Financial Condition and Results of Operations are statements regarding the intent, belief or current expectations, estimates or projections of the Company, its Directors or its Officers about the Company and the industry in which it operates, and assumptions made by management, and include among other items, (i) the Company’s strategies regarding growth, including its intention to develop new products; (ii) the Company’s financing plans; (iii) trends affecting the Company’s financial condition or results of operations; (iv) the Company’s ability to continue to control costs and to meet its liquidity and other financing needs; (v) the declaration and payment of dividends; and (vi) the Company’s ability to respond to changes in customer demand domestically and internationally, including as a result of standardization. Although the Company believes that its expectations are based on reasonable assumptions, it can give no assurance that the anticipated results will occur.

Important factors that could cause the actual results to differ materially from those in the forward-looking statements include, among other items, (i) the economic cyclicality of the capital goods industry in general and the hydraulic valve and manifold industry in particular, which directly affect customer orders, lead times and sales volume; (ii) conditions in the capital markets, including the interest rate environment and the availability of capital; (iii) changes in the competitive marketplace that could affect the Company’s revenue and/or cost bases, such as increased competition, lack of qualified engineering, marketing, management or other personnel, and increased labor and raw materials costs; (iv) changes in technology or customer requirements, such as standardization of the cavity into which screw-in cartridge valves must fit, which could render the Company’s products or technologies noncompetitive or obsolete; (v) new product introductions, product sales mix and the geographic mix of sales nationally and internationally; and (vi) changes relating to the Company’s international sales, including changes in regulatory requirements or tariffs, trade or currency restrictions, fluctuations in exchange rates, and tax and collection issues. Further information relating to factors that could cause actual results to differ from those anticipated is included but not limited to information under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Form 10-Q for the quarter ended June 27, 2009, and under the heading “Business” and particularly under the subheading, “Business Risk Factors” in the Company’s Form 10-K for the year ended December 27, 2008. The Company disclaims any intention or obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Three months ended
	June 27, 2009	June 28, 2008
	(unaudited)
Net sales	$21,607	$51,563

Cost of sales	17,373	32,488

Gross profit	4,234	19,075

Selling, engineering and administrative expenses	4,867	5,792

Operating income (loss)	(633)	13,283

Interest income, net	(171)	(155)
Foreign currency transaction loss, net	339	65
Miscellaneous expense, net	101	32

Income (loss) before income taxes	(902)	13,341

Income tax provision	(366)	4,433

Net income (loss)	$(536)	$8,908

Basic net income (loss) per common share	$(0.03)	$0.54

Weighted average basic shares outstanding	16,867	16,592

Diluted net income (loss) per common share	$(0.03)	$0.54

Weighted average diluted shares outstanding	16,899	16,623

Dividends declared per share	$0.090	$0.180

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands except per share data)

	Six months ended
	June 27, 2009	June 28, 2008
	(unaudited)
Net sales	$46,815	$100,571

Cost of sales	37,003	64,402

Gross profit	9,812	36,169

Selling, engineering and administrative expenses	9,642	11,746

Operating income	170	24,423

Interest income, net	(282)	(268)
Foreign currency transaction loss, net	331	101
Miscellaneous (income)/loss, net	300	(218)

Income (loss) before income taxes	(179)	24,808

Income tax provision	(194)	8,208

Net income	$15	$16,600

Basic net income per common share	$0.00	$1.00

Weighted average basic shares outstanding	16,767	16,577

Diluted net income per common share	$0.00	$1.00

Weighted average diluted shares outstanding	16,797	16,610

Dividends declared per share	$0.270	$0.270

SUN HYDRAULICS CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands)

	June 27, 2009	December 27, 2008
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$25,933	$35,176
Restricted cash	132	127
Accounts receivable, net of allowance for doubtful accounts of $86 and $92	10,475	12,502
Inventories	8,397	9,960
Income taxes receivable	3,410	1,353
Deferred income taxes	259	259
Marketable securities	5,474	—
Other current assets	1,616	1,290

Total current assets	55,696	60,667

Property, plant and equipment, net	58,438	57,726
Marketable securities	2,226	—
Other assets	3,702	3,992

Total assets	$120,062	$122,385

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$3,365	$3,258
Accrued expenses and other liabilities	2,549	5,546
Long-term debt due within one year	—	147
Dividends payable	1,519	1,499

Total current liabilities	7,433	10,450

Long-term debt due after one year	—	125
Deferred income taxes	4,906	4,871
Other noncurrent liabilities	407	383

Total liabilities	12,746	15,829

Shareholders’ equity:
Common stock	17	17
Capital in excess of par value	41,493	38,042
Retained earnings	65,590	70,099
Accumulated other comprehensive income	216	(1,602)

Total shareholders’ equity	107,316	106,556

Total liabilities and shareholders’ equity	$120,062	$122,385

SUN HYDRAULICS CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

(in thousands)

	Six months ended
	June 27, 2009	June 28, 2008
	(unaudited)
Cash flows from operating activities:
Net income	$15	$16,600
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	3,559	3,521
Loss on disposal of assets	1	115
Provision for deferred income taxes	35	(2)
Allowance for doubtful accounts	(6)	(39)
Stock-based compensation expense	441	434
Stock options income tax benefit	—	(15)
(Increase) decrease in:
Accounts receivable	2,033	(5,234)
Inventories	1,563	(782)
Income taxes receivable	(2,057)	—
Other current assets	(326)	85
Other assets	277	3
Increase (decrease) in:
Accounts payable	107	1,401
Accrued expenses and other liabilities	(200)	2,194
Income taxes payable	—	1,679
Other noncurrent liabilities	24	157

Net cash provided by operating activities	5,466	20,117

Cash flows from investing activities:
Capital expenditures	(3,506)	(6,862)
Proceeds from dispositions of equipment	—	99
Purchase of marketable securities	(8,133)	—
Proceeds from Sale of Marketable Securities	420	—

Net cash used in investing activities	(11,219)	(6,763)

Cash flows from financing activities:
Repayment of debt	(261)	(225)
Proceeds from exercise of stock options	214	84
Proceeds from stock issued	—	162
Dividends to shareholders	(4,504)	(4,474)
Stock options income tax benefit	—	15

Net cash used in financing activities	(4,551)	(4,438)

Effect of exchange rate changes on cash and cash equivalents	1,066	(138)

Net increase/(decrease) in cash and cash equivalents	(9,238)	8,778

Cash and cash equivalents, beginning of period	35,303	19,337

Cash and cash equivalents, end of period	$26,065	$28,115

Supplemental disclosure of cash flow information:
Cash paid:
Interest	$9	$19
Income taxes	$1,828	$6,546
Supplemental disclosure of noncash transactions:
Common stock issued to ESOP through accrued expenses and other liabilities	$2,797	$2,255

	United States	Korea	Germany	United Kingdom	Elimination	Consolidated
Three Months
Ended June 27, 2009
Sales to unaffiliated customers	$12,569	$2,384	$3,445	$3,209	$—	$21,607
Intercompany sales	3,544	—	46	233	(3,823)	—
Operating income (loss)	(1,541)	124	561	123	100	(633)
Depreciation	1,365	27	130	260	—	1,782
Capital expenditures	2,205	4	24	37	—	2,270

Three Months
Ended June 28, 2008
Sales to unaffiliated customers	$31,705	$5,465	$7,859	$6,534	$—	$51,563
Intercompany sales	8,677	—	65	615	(9,357)	—
Operating income	9,391	425	2,314	1,078	75	13,283
Depreciation	1,265	42	151	336	—	1,794
Capital expenditures	4,180	1	117	164	—	4,462

Six Months
Ended June 27, 2009
Sales to unaffiliated customers	$28,189	$4,345	$7,612	$6,669	$—	$46,815
Intercompany sales	7,700	—	75	698	(8,473)	—
Operating income (loss)	(2,090)	210	1,274	576	200	170
Depreciation	2,735	53	254	493	—	3,535
Capital expenditures	3,336	27	28	115	—	3,506

Six Months
Ended June 28, 2008
Sales to unaffiliated customers	$60,024	$11,819	$15,821	$12,907	$—	$100,571
Intercompany sales	17,804	—	143	1,204	(19,151)	—
Operating income	16,575	1,074	4,728	2,108	(62)	24,423
Depreciation	2,457	88	296	666	—	3,507
Capital expenditures	6,412	17	149	284	—	6,862